Exhibit 10.35

� Deacons

***Sections 3.3(2), 3.3(3), 3.3(7), 3.3(8) and 4.1, Schedule 1 and Annexures A and B in their entirety have been omitted pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission.

Dated October 25, 2007

Manufacturing and development agreement

Parties

MiniFAB (Aust) Pty Ltd
ACN 100 768 474

OcuSense, Inc.

Contact

Bernard O'Shea
Partner
Level 15, RACV Tower, 485 Bourke Street, Melbourne, Victoria 3000
Telephone:	+61 (0)3 8686 6573
Email:	bernard.oshea@deacons.com.au
Website:	www.deacons.com.au
Our ref:	2626784

Contents

1.	Definitions and interpretation	1
2.	Development of the First Product	6
3.	Supply of Products	6
4.	Price	13
5.	Development of New Products	14
6.	OcuSense Licence	18
7.	Obligations of MiniFAB	20
8.	Meeting	20
9.	Payment and invoicing	21
10.	Amendments to Specifications	21
11.	Registrations, safety and Product liability	22
12.	Insurance	23
13.	Warranties	23
14.	Third party licensors and contractors; Technology Transfer.	23
15.	Term, breach and termination	26
16.	Liability and indemnity	27
17.	Goods and services tax	29
18.	Confidentiality	29
19.	Disputes	31
20.	Force Majeure	33
21.	Notices	33
22.	General	34
Schedule 1 First Product		36
Schedule 2 Form of Development Order		37

Manufacturing and Development Agreement dated October 25, 2007

Parties	MiniFAB (Aust) Pty Ltd ACN 100 768 474
of 9 The Centreway, Mount Waverley, Victoria  3149, Australia (MiniFAB)

OcuSense, Inc.
of 12707 High Bluff Dr., Suite 200, San Diego, CA 92130,
U.S.A. (OcuSense)

Introduction

A.	MiniFAB is a micro-nano-bio company that offers customised manufacturing and advanced product development services.

B.
OcuSense is an in-vitro diagnostics company that is developing and desires to commercialise a proprietary tear testing platform, TearLab™, capable of accurately and rapidly diagnosing various eye diseases at the point-of-care.

C.
MiniFAB and OcuSense are parties to that certain development agreement for a tear collection interface (“TCI”) device comprised of Terms of Business and the Project Proposal for Project Tear-Sense (Stage 0), each dated 17 November 2006 (collectively, the "Development Agreement").

D.
OcuSense wishes to acquire the services of MiniFAB in the manufacture and supply  of the TCI Device developed under the Development Agreement, as well as potential development and manufacture of other TCI Devices, and MiniFAB has agreed to provide such services, on the terms of this Agreement.

It is agreed

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

(1)	Agreement means this document, including any schedule or annexure to it;

(2)	Annual Production Capacity means, in respect of each Product, the quantity of the Product that MiniFAB is reasonably capable of manufacturing each year, and as varied in accordance with clause 3.5. The Annual Production Capacity for the First Product is specified in Schedule 1 and the Annual Production Capacity for the New Products is to be agreed between the parties pursuant to clause 5.8;

(3)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in Melbourne, Australia;

(4)	cGMP means current Good Manufacturing Practices, as established by the FDA;

(5)	Commencement Date means October 19, 2007;

(6)
Commercially Reasonable Efforts means the exercise of such efforts and commitment of such resources by MiniFAB as would be expended on, or committed by MiniFAB for, a comparable development or manufacturing program of a similar scope and at a similar stage in development or product lifecycle, comparable profit margin and potential, competitive landscape, and risk profile, in each case with due regard to the nature of efforts and cost required for such development or manufacturing and taking into account payments made by OcuSense, or obligated to be made by OcuSense, under this Agreement;

(7)
Confidential Information of a party means any Information (and all tangible and intangible embodiments thereof of any kind whatsoever) provided by that party or its Representatives to the other party or its Representatives whether provided orally or in any form and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party; provided, however, that information, data and results generated by MiniFAB under the Development Agreement, or in the course of performing activities under this Agreement, that relate to OcuSense's technology or to the development of Products or prototypes thereof shall be deemed the Confidential Information of OcuSense;

(8)	Default Rate means 10% per annum;

(9)	Delivery Point means the premises of MiniFAB located at 1 Dalmore Drive, Scoresby, Victoria, AUSTRALIA;

(10)
Development Expenses means all costs and expenses incurred by MiniFAB for the development of a New Product as more particularly described in clause 5.5(1)(a), but does not include the capital expenditures referred to in clause 5.5(1)(b);

(11)
Development Order means a document substantially in the form set out in Schedule 2 executed by or on behalf of MiniFAB and OcuSense which details a New Product to be developed by MiniFAB in accordance with clause 5;

(12)	Development Request has the meaning given in clause 5.2;

(13)	EXW means "ex works", according to the Incoterms 2000 published by the International Chamber of Commerce (ICC) as amended from time to time;

(14)	FDA means the United States Food and Drug Administration;

(15)	First Product means the TCI Device developed under the Development Agreement, together with the capsule and applicable packaging, all as further described in Schedule 1;

(16)
Force Majeure means any cause which is not within the reasonable control of the party affected by it including, but not limited to, acts of God, war declared or undeclared, civil disturbance, acts or omissions of government or other competent authority, fire, lightning, explosion or flood, but excludes any cause due to lack of demand or market success for the Products;

(17)	Governmental Agency means any court, administrative agency or commission or other governmental agency, body or instrumentality, domestic or foreign;

(18)
Information means any information or know-how pertaining to, or in the possession or control of, a party including, but not limited to, information concerning its business, systems, technology and afairs, such as:

(a)	financial, technological, strategic or business information, concepts, plans, strategies, directions or systems;

(b)	research, development, operational, legal, marketing or accounting information, concepts, plans, strategies, directions or systems;

(c)	technology, source and object codes for computer sofware, intellectual property rights and technical and historical information relating thereto;

(d)	customer and supplier information; and

(e)	information relating to the Products;

(19)	Insolvency Event in the context of a person means:

(a)
a receiver, receiver and manager, official manager, trustee, administrator, other controller (as defined in the Corporations Act 2001 (Cth)) or similar official is appointed, or steps are taken for such appointment, over any of the equipment or undertaking of the person;

(b)
the person is or becomes unable to pay its debts when they are due or is or becomes unable to pay its debts within the meaning of the Corporations Act 2001 (Cth) or is presumed to be insolvent under the Corporations Act 2001 (Cth);

(c)	the person ceases or threatens to cease to carry on business; or

(d)
an application or order is made for the liquidation of the person or a resolution is passed or any steps are taken to liquidate or pass a resolution for the liquidation of the person otherwise than for the purpose of an amalgamation or reconstruction;

(20)
Intellectual Property means any copyright, design (whether registered or unregistered), trademark (whether registered or unregistered), patent or patent application or invention, circuit layout, know-how, confidential information (whether such information is in writing or recorded in any other form) and other proprietary or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields;

(21)	Supply Start Date has the meaning given in clause 3.2(2);

(22)
Loss means any loss, damage, cost, interest, expense, fee, penalty, fine, forfeiture, assessment, demand, liability or damages incurred by a person to the extent resulting from any action, suit, claim, proceeding or cause of action brought against such party by a third party.

(23)	Minimum Orders means, in respect of each Product, the minimum quantity of Product that OcuSense must purchase from MiniFAB during a specified period. The Minimum Orders are specified in clause 3.3(7);

(24)
New Products means any TCI Devices developed pursuant to this Agreement and any other goods that the parties agree are New Products. For the avoidance of doubt, New Products do not include the First Product;

(25)	OcuSense IP has the meaning given in clause 6.1;

(26)
Price means, in respect of each Product, the price payable by OcuSense to MiniFAB for the supply of that Product, inclusive of all packaging, labelling and all other handling charges (other than the freight costs);

(27)	Products means the First Product and any New Products;

(28)
Prototype First Product means a pre-production prototype of the First Product conforming to the First Product Requirement Definitions, and mayinclude prototype units of the First Product at different stages of development (such as, for example, alpha prototypes and beta prototypes).

(29)	Purchase Order has the meaning given in clause 3.4;

(30)	Quarter means a period of three months commencing on 1 January, 1 April, 1 July or 1 October;

(31)	R&D Services means those development services for New Products as specified in clause 5.1;

(32)
Registrations means all registrations or approvals required from the relevant Regulatory Authority or Authorities for the export, import, storage, promotion, supply, sale or other distribution in the of the Products;

(33)
Regulatory Authority means any Governmental Agency having responsibility for the regulation of, oversight of or whose approval is required for the manufacture, marketing, sale or supply of the Products or the facilities in which it is manufactured;

(34)	Regulatory Requirements means, collectively:

(a)
all laws and regulations and any and all other requirements of the FDA or any other Regulatory Authority that are mandatory to the manufacture, packaging, labelling, storage, handling and shipment of the Products by MiniFAB and, subject to clause 2.1, includes cGMP; and

(b)
all standards set by the International Organization for Standardization (ISO) that are mandatory to the manufacture, packaging, labelling, storage, handling and shipment of the Products by MiniFAB, including without limitation ISO 13485:2003 (Medical Devices Quality Management System), ISO 10993-1 (Biocompatibility), ISO 10993-5 (Biocompatibility: Cytotoxicity), and ISO 10993-10 (Biocompatibility: Sensitization and Irritation), but excludes

(c)
any law, regulation, requirement or standards that apply to the design, trials, marketing, sales or supply of the Products (and which do not also apply to the manufacture of Products and/or to MiniFAB's supply to OcuSense hereunder);

(35)	Representative of a party means the employees, directors, agents or advisors of that party;

(36)
Requirement Definitions means, with respect to any Product, the written documentation guiding MiniFAB's development of such Product, including detailed requirement definitions for such Product, as agreed by the parties. The initial Requirement Definitions for the First Product have been agreed by the parties as of the Commencement Date. The Requirement Definitions may be modified from time to time by mutual agreement of OcuSense and MiniFAB in the course of development work for such Product, and MiniFAB agrees to use Commercially Reasonable Efforts to accommodate changes to the Requirement Definitions as OcuSense may from time to time request;

(37)
Second Product means the first New Product developed pursuant to this Agreement, which the parties intend to be a TCI Device similar to the First Product, provided that such product would be designed to measure either (i) a marker other than osmolarity, or (ii) both osmolarity and one other additional marker;

(38)
Specifications means, with respect to any Product, the definitive written documentation guiding MiniFAB's manufacture, packaging, labelling, storage and handling of such Product, prepared and agreed in accordance with clause 3.1; in each case, and as modified from time to time by mutual agreement of OcuSense and MiniFAB in accordance with clause 10;

(39)	Successful Completion has the meaning provided in clause 5.10;

(40)	TCI Device means any tear collection interface device or any microfluidicbased device;

(41)
Technical Agreement means the technical agreement entered into between MiniFAB and OcuSense with respect to each Product, as may be amended from time to time, which specifies their respective responsibilities for quality control and quality assurance and related activities and qualifications with respect to the applicable Product. The Technical Agreement for the First Product shall be entered into concurrently with this Agreement. Mutually agreed Technical Agreements for other Products shall be entered into prior to commercial manufacture and supply of such Products;

(42)	Term means the term of this Agreement, including any extended term underclause 15.1; and

(43)	Wholesale Price of a Product at a particular time means the highest wholesale price at which OcuSense has sold such Product to third parties during the previous 3 months period.

1.2	Interpretation

(1)	Reference to:

(a)	one gender includes the others;

(b)	a person includes a body corporate;

(c)	a party includes the party's executors, administrators, successors and permitted assigns;

(d)	a statute, regulation, code or other law or a provision of any of them includes:

(i)	any amendment or replacement of it; and

(ii)	another regulation or other statutory instrument made under it, or made under it as amended or replaced; and

(e)	dollars means Australian dollars unless otherwise stated.

(2)	"Including" and similar expressions are not words of limitation.

(3)	Where a capitalized word or expression is given a particular meaning, other parts of speech and grammatical forms of that capitalized word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(5)
A provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

(6)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

1.3	Parties

(1)	If a party consists of more than 1 person, this Agreement binds each of them separately and any 2 or more of them jointly.

(2)	An obligation, representation or warranty in favour of more than 1 person is for the benefit of them separately and jointly.

(3)	A party which is a trustee is bound both personally and in its capacity as a trustee.

2.	Development of the First Product

2.1	Regulatory approvals and exemptions

As between the parties, OcuSense shall be responsible, in its discretion, for activities in seeking Registrations and other regulatory approvals from applicable Regulatory Authorities with respect to Products (including any CLIA waiver from the FDA in respect of the FDA 510(k) application for the OcuSense system which uses the Products developed under this Agreement).

2.2	Design Development completed

The parties agree that the development of the design for the First Product has been completed, and the Requirement Definitions of the First Product are as annexed to Annexure A.

2.3	Prototype Acceptance Testing

(1)
The parties agree that MiniFAB has manufactured and supplied to OcuSense sufficient units of the Alpha Prototype First Product for the purposes of testing on or about 26 July 2007, and that prior to the Commencement Date, OcuSense has tested such units to determine whether the Alpha Prototype First Product is as described in "Design Specification Stage 1 Work package

1.1 Final Report", and has generated and provided MiniFAB with feedback regarding areas of improvement with respect to the First Product, to be addressed by MiniFAB prior to manufacturing and supplying OcuSense with the Beta Prototype First Product.

(2)
The parties acknowledge that, as of the Commencement Date, manufacture, supply and testing of units of the Beta Prototype First Product has not yet occurred, and further acknowledge that the terms and conditions of the Development Agreement continue to apply with respect to such activities.

(3)
MiniFAB will, in accordance with its obligations under the Development Agreement, develop and optimise its manufacturing process such that MiniFAB can manufacture the First Product to meet the Minimum Orders of the First Product.

3.	Supply of Products

3.1	Specifications

(1)
The initial Specifications for the First Product have been agreed by the parties prior to execution of this Agreement. Promptly after OcuSense's Acceptance of a New Product as set forth in clause 5.9, MiniFAB shall prepare, on the basis of the most recent Requirement Definitions for such New Product, and provide to OcuSense for approval, the definitive Specifications for the applicable Product, for MiniFAB's use to manufacture, package, label, store and handle the applicable Product.

(2)	OcuSense will review the Specifications submitted by MiniFAB under clause 3.1(1) and may request amendments or modifications to the Specifications if:

(a)	the Specifications are inconsistent with the Requirement Definitions;

(b)	the Specifications are inconsistent with the Regulatory Requirements;

(c)	the requirements of the Specifications are unreasonable or uncommercial having regard to the Price or proposed Price of the relevant Product; or

(d)	the requirements of the Specifications are unrelated to the Product.

(3)	MiniFAB must act reasonably and accommodate any requests for amendment to the Specifications made by OcuSense under clause 3.1(2).

(4)
OcuSense must accept the Specifications when it is satisfied that the Specifications are consistent with the Requirement Definitions and the Regulatory Requirements, and are reasonable and commercial having regard to the Price or proposed Price of the relevant Product.

(5)	The parties agree that the definitive Specifications for the First Product are set forth in Annexure B.

(6)
The Specifications for any Product may be modified or amended by mutual written agreement of the Parties. In the event that OcuSense requests changes to the Specifications for reasons other than those set forth in clause 3.1(2) above, MiniFAB agrees to use Commercially Reasonable Efforts to accommodate such requested changes.

3.2	Capital investments and Supply Start Date

(1)	MiniFAB will:

(a)	in respect of the First Product - from the Commencement Date; and

(b)	in respect of each New Product - in accordance with the project plan specified in the Development Order for that New Product,

use Commercially Reasonable Eforts to acquire, construct or develop such plant, equipment, raw materials, labour, utilities and capital improvements as are necessary to manufacture the Product to meet the Minimum Orders of that Product. MiniFAB shall set up the manufacturing process, manufacture the Products, and assemble and package the Products, all in accordance with the Specifications and all Regulatory Requirements. MiniFAB shall label the Products with such labels, tradenames, and trademarks as directed by OcuSense.

(2)
MiniFAB will notify OcuSense when MiniFAB reasonably believes that it has the necessary plant and equipment to manufacture a particular Product to meet the Minimum Orders of that Product. Promptly following such notification by MiniFAB, the parties shall mutually agree on and set the date (Supply Start Date for that Product) on which OcuSense may begin placing binding Purchase Orders for that Product pursuant to clause 3.4.

(3)
It is the intention of the parties that the Supply Start Date for the First Product shall take place no later than March 15, 2008 (the initial "Cut-Off Date"). If the Supply Start Date for the First Product has not taken place on or prior to the Cut-Off Date, then, provided that MiniFAB has used Commercially Reasonable Efforts to meet the Cut-Off Date, the parties will:

(a)	meet and discuss the reasons for the failure;

(b)	negotiate a mutually agreed remedy plan to address the reasons for the failure; and

(c)	acting reasonably, agree on a revised Cut-Off Date, subject to clause 3.2(4) .

MiniFAB must implement the remedy plan and use Commercially Reasonable Efforts to meet the revised Cut-Off Date.

(4)
The procedures described in clause 3.2(3) will apply for at least two times, but the revised Cut-Off Date shall not be later than sixty (60) days following the initial Cut-Off Date specified in clause 3.2(3), above. If MiniFAB fails to meet the Cut-Off Date for the third time, then OcuSense may immediately terminate this Agreement, which shall be effective upon written notice to MiniFAB.

3.3	Supply and Purchase Obligations

(1)
MiniFAB shall manufacture the Products exclusively for OcuSense; and MiniFAB shall sell the Products exclusively to OcuSense or its designee; and MiniFAB shall not otherwise manufacture, sell, or distribute the Products to any third party. MiniFAB acknowledges that OcuSense may manufacture Products itself and/or engage one or more third parties in addition to MiniFAB to supply the Products to OcuSense.

***Section 3.3(2) and 3.3(3) in their entirety have been omitted pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission.

(4)
MiniFAB hereby acknowledges that OcuSense needs to obtain a reliable supply of the Products that meets certain quality, quantity and timing requirements, and agrees to comply with the following Supply Requirements:

(a)	subject to clause 3.2(3), ensure that the Supply Start Date for the First Product occurs on or prior to the Cut-Off Date;

(b)	ensure that the Supply Start Date for the Second Product occurs on or prior to the applicable cut-off date as specified in the Development Order for the Second Product;

(c)
ensure that each batch of Product are in full compliance with the Specifications (including without limitation any failure rates specified therein), the Technical Agreement, and the Regulatory Requirements; and

(d)	ensure that, for each 3 month period, at least 95% of shipments of Products are delivered by the delivery date required under clause 3.6.

(5)	If MiniFAB fails to comply with the Supply Requirements then, subject to clause 3.3(6):

(a)	MiniFAB must provide OcuSense with the reasons for the non-compliance;

(b)	the parties must meet and discuss the reasons given by MiniFAB;

(c)	the parties must, acting reasonably, negotiate a mutually agreed remedy plan to address the reasons for the non-compliance; and

(d)	MiniFAB must implement the agreed remedy plan.

(6)
If MiniFAB fails to comply with the same Supply Requirement again within a period of 3 months after the first non-compliance, then MiniFAB is deemed to have committed a material breach of this Agreement for the purposes of clause 15.2(1).

***Section 3.3(7) and 3.3(8) in their entirety have been omitted pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission.

(9)
OcuSense shall have no purchase obligations under this Agreement, except as expressly set forth in this clause 3.3. For the avoidance of doubt, subject to clauses 3.3(2), 3.3(7) and 3.3(8), OcuSense shall have the right to engage any third party to manufacture and supply any Products.

3.4	Forecast and ordering

(1)
Not less than 3 months prior to the Supply Start Date for a Product and on or before the 1st date of each calendar month thereafter, OcuSense must submit to MiniFAB a non-binding forecast of the quantity of each of the Products that OcuSense expects to purchase in each of the 3rd through the 6th month following the month for which the forecast is due (e.g., the forecast due on January 1, 2010 would contain a forecast for April through June of 2010).

(2)
OcuSense must order the Products 45 days prior to their requested deliverydates (as determined in accordance with clause 3.6) by sending binding written purchase orders to MiniFAB stating the Product, unit quantities and any other information reasonably required by MiniFAB from time to time (Purchase Orders). OcuSense may begin placing Purchase Orders for any particular Product commencing with the Supply Start Date for that Product. OcuSense shall use reasonable endeavours to ensure that the quantities of Products set forth in its Purchase Orders are consistent with the then-current forecast.

(3)
A Purchase Order constitutes an irrevocable offer made by OcuSense to MiniFAB for the supply of the Products specified in the Purchase Order on the terms and conditions of this Agreement. Once received by MiniFAB, the Purchase Order is firm and may not be cancelled or modified without MiniFAB's prior written consent.

(4)
Subject to clauses 3.4(5) or 3.5, MiniFAB must accept a Purchase Order if the quantity of the Product the subject of the Purchase Order is between 80% and 150% of the most recent forecast. In addition, MiniFAB agrees to use Commercially Reasonable Efforts to accept and satisfy Purchase Orders exceeding 150% of the most recent forecast. In the event that OcuSense places a Purchase Order that exceeds 150% of the most recent forecast, MiniFAB shall (i) accept the Purchase Order with respect to quantities at least equal to 150% of the most recent Purchase Order, and (ii) notify OcuSense in writing of those quantities (if any) exceeding 150% of the most recent forecast with respect to which MiniFAB is rejecting the Purchase Order.

(5)
If MiniFAB believes, on reasonable grounds, that a Purchaser Order is materially incorrect or, to the extent a Purchase Order exceeds 150% of forecast amounts, it is not capable of satisfying the Purchase Order with respect to excess amounts so ordered, then MiniFAB may reject the Purchase Order and must notify OcuSense as soon as possible. If MiniFAB does not reject to a Purchaser Order within 5 Business Days of receipt of the Purchase Order, then MiniFAB is deemed to have accepted the Purchaser Order. Any rejection by MiniFAB of a Purchase Order that is not provided for in this clause 3.4(5) or 3.5 is deemed to be a material breach of this Agreement for the purposes of clause 15.2(1).

3.5	Annual Production Capacity

(1)
Despite clause 3.4(4), MiniFAB may, in its absolute discretion, refuse to accept any Purchase Order for a particular Product if the Purchase Order would require MiniFAB to exceed the Annual Production Capacity of that Product during that year.

(2)
The parties may, from time to time, vary the Annual Production Capacity of a particular Product by agreement in writing. If OcuSense requests MiniFAB to increase the Annual Product Capacity, the parties shall promptly confer and discuss such matter in good faith, and MiniFAB shall endeavor to inform OcuSense within thirty (30) days whether MiniFAB will agree to the requested increase in the Annual Production Capacity.

3.6	Delivery

MiniFAB will manufacture and deliver the Products EXW (Incoterms 2000) the Delivery Point within 45 days afer the date of Purchase Order, unless the Purchase Order specifies a later delivery date. MiniFAB shall pay pre-pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the transport and delivery of the Products, and add all such charges to invoices to OcuSense as a separate line item at pass-through cost.MiniFAB shall use such shipping method and carrier, and shall provide such carrier with such shipping instructions, as specified by OcuSense. In the even that any two or more consecutive shipments ordered by OcuSense in accordance with clause 3.4 are delivered more than five (5) business days after the delivery date indicated in the first sentence of this clause 3.6, then OcuSense shall be entitled to a thirty percent (30%) discount on the Price of the actual Products in such shipments which were not actually delivered by the required delivery date. The parties acknowledge and agree that such discount is independent of, and without prejudice to, other applicable remedies that may be available to OcuSense for failures of MiniFAB to supply Products in accordance with this Agreement.

3.7	Inspection and Nonconforming Goods

(1)
OcuSense must inspect the Products within 14 days after delivery (or such longer time as provided in the Technical Agreement) and must accept the Products if they meet the Specifications, the requirements of the Technical Agreement, and the Regulatory Requirements. If OcuSense fails to object in writing within the applicable period, then OcuSense must accept the delivered Products. OcuSense may reject the delivered Products only if the Products fail to meet the Specifications, the requirements of the Technical Agreement,and/or the Regulatory Requirements. If OcuSense rejects the delivered Products, OcuSense must provide MiniFAB in writing the reasons for the rejection and the reasonably available evidence to substantiate those reasons.

(2)
If OcuSense rejects the relevant Product, then MiniFAB shall promptly supply conforming replacement Products as soon as possible, whether or not MiniFAB agrees that OcuSense properly rejected such Products. MiniFAB agrees to notify OcuSense in writing if such replacement Products will not be shipped within five (5) business days.

(3)
If OcuSense properly rejected the original Products, then OcuSense's payment for the rejected Products shall be deemed payment for the replacement Products. If OcuSense was not entitled to reject the original Products, then OcuSense shall pay for both the rejected Products and the replacement Products.

(4)
If the parties disagree whether OcuSense properly rejected the original Products, then the parties shall refer such matter to a mutually acceptable, independent testing laboratory (the Testing Lab) to determine whether such Products were properly rejected. The fees and costs of the Testing Lab shall be borne by OcuSense if the Testing Lab determines that the Products were improperly rejected and by MiniFAB if the Testing Lab determines that the Products were properly rejected. If the Testing Lab is unable to determine whether the rejected Products met the Specifications, the requirements of the Technical Agreement or the Regulatory Requirements, then either party may submit the matter to the dispute resolution process in clause 19.

(5)	OcuSense may withhold payment for any rejected Products (and only the rejected Products) until:

(a)	MiniFAB re-delivers conforming Products, or

(b)	the Testing Lab or dispute resolution process determines that the Products rejected by OcuSense met the Specifications, the requirements of the Technical Agreement and the Regulatory Requirements.

3.8	Technical Agreements

MiniFAB and OcuSense shall enter into a Technical Agreement with respect to the First Product promptly following (and no later than sixty (60) days after) the Commencement Date, and the manufacture, production and supply of the First Product shall be conducted in accordance with such Technical Agreement. The parties shall enter into a Technical Agreement with respect to each New Product promptly following agreement upon the applicable Requirement Definitions, and no later than ninety (90) days prior to the applicable Supply Start Date for such New Product. MiniFAB and OcuSense shall determine in good faith those subcontractors (if any) performing any manufacturing activities with respect to Products with whom OcuSense shall enter into separate written technical or quality agreements. Technical Agreement will address matters such as shelf life, storage, release requirements, facility registrations, recordkeeping, retention and review of documentation, annual product review, shipping products only upon release, and the like, which are not addressed in this Agreement.

3.9	Quality Control

MiniFAB shall conduct all quality control testing of the Products supplied hereunder prior to shipment in accordance with the Technical Agreements and applicable Laws. MiniFAB shall, and shall cause its subcontractors to, retain records and samples of Products relating to such testing, and samples (identified by batch number) of Products supplied to OcuSense, in each case in conditions and for times as required by applicable Law (collectively, "Shipment Samples"), and shall provide OcuSense with reasonable access to the Shipment Samples for testing and other purposes on OcuSense's request. If OcuSense conducts quality control testing of Products supplied hereunder afer delivery thereof to OcuSense, OcuSense shall also use the same analytical methodology as used by MiniFAB. Upon written request from OcuSense, MiniFAB shall provide a reasonably detailed description of the analytical methodology used by MiniFAB for quality control testing of the Products.

4.	Price

***Section 4.1 has been omitted in its entirety pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

4.2	Price revisions

(1)
When the Minimum Orders requirement for the Second Product has been satisfied, the parties will meet and discuss any revision to the Price of the Second Product, with the intent that the price will be adjusted as mutually agreed by the parties to reflect:

(a)	the fact that the initial capital expenses incurred by MiniFAB have been amortised;

(b)	any further capital expenses incurred by MiniFAB to meet expected demand; and

(c)	any cost savings and efficiency improvements (which will be shared equally unless otherwise agreed between the parties).

(2)	The parties agree to act reasonably when negotiating the revision to the Price of the Second Product.

5.	Development of New Products

5.1	R&D Services

(1)	R&D Services for New Products include:

(a)	project management services relating to the development of the New Product;

(b)	assisting OcuSense in the development, validation and finalisation of the Requirement Definitions for the New Product;

(c)	assisting OcuSense in the development, validation and finalisation of the Specifications for the New Product;

(d)	using Commercially Reasonable Efforts to develop processes, methodology and technology to manufacture the New Product;

(e)	using Commercially Reasonable Efforts to evaluate and recommend appropriate technology necessary to manufacture the New Product;

(f)	using Commercially Reasonable Efforts to develop and construct plant and equipment necessary to manufacture the New Product; and

(g)	such other services as specified in a Development Order.

(2)	R&D Services exclude:

(a)	the initial formulation of and research on the Requirement Definitions for the New Product;

(b)	carrying out experiments, clinical tests or other validation methodologies in relation to the New Product;

(c)	preparations or filings relating to obtaining Registration for the New Product;

(d)	sales, distribution, marketing or public release of the New Product;

(e)	patent review; and

(f)	legal or other professional advisory services.

5.2	Request for development

(1)	OcuSense may, from time to time, request MiniFAB in writing to provide R&D Services to develop a New Product (Development Request).

(2)
Subject to clause 5.2(4), if and when OcuSense elects, in its discretion, to develop a Second Product, OcuSense agrees that it will provide an opportunity for MiniFAB to provide the R&D Services with respect to the Second Product, as follows:

(a)	OcuSense shall provide a written Development Request for the Second Product pursuant to clauses 5.2(1) and 5.2(3);

(b)	the parties shall discuss in good faith the anticipated activities under the Development Request and capabilities required to perform such activities;

(c)	if MiniFAB does not wish to undertake to perform the applicable R&D Services for the Second Product, MiniFAB agrees to promptly notify OcuSense in writing;

(d)
if MiniFAB wishes to perform the applicable R&D Activities for the Second Product, MiniFAB shall propose the financial terms under which it is willing to undertake the R&D Services specified in the Development Request; and

(e)
if MiniFAB has appropriate capability to perform such R&D Activities for the Second Product as set forth in the Development Request, and offers to perform such activities on financial terms that are at least as favorable to OcuSense as other bids for conducting such R&D Services OcuSense receives from third parties with capability of performing such R&D Services, then OcuSense shall engage MiniFAB for the conduct of such R&D Services for the Second Product. In such event, the parties shall prepare and sign a mutually agreed written Development Order, which shall set forth the activities to be conducted, timelines, deliverables, financial terms, and other mutually agreed terms and conditions regarding such R&D Services. Such Development Order shall be consistent with the intellectual property provisions and other applicable terms and conditions of this Agreement.

Subject to the foregoing, OcuSense may engage any other person to provide R&D Services and OcuSense shall have no obligation to offer to MiniFAB the opportunity, or to engage MiniFAB, to perform any R&D Services. For clarity, OcuSense shall not be obligated to engage MiniFAB to perform R&D Services for any New Product other than the Second Product.

(3)	A Development Request must include:

(a)	a detailed description of the New Product;

(b)	draft Requirement Definitions for the New Product; and

(c)	a draft project plan including a proposed timetable.

(4)
MiniFAB will consider a Development Request and notify OcuSense in writing whether or not MiniFAB accepts the Development Request within 20 Business Days of receipt of the request. If MiniFAB fails to respond within that time period, then it is deemed to have rejected the Development Request. To avoid doubt, MiniFAB is not required to provide any reason for rejecting a Development Request. It is understood that the Development Request is intended as an opportunity for the parties to negotiate terms and conditions on which MiniFAB may conduct the applicable R&D Services for OcuSense. Accordingly, (i) MiniFAB shall not be obligated to accept any Development Request, and (ii) except as expressly set forth in clause 5.2(2)(e) with respect to the Second Product, OcuSense shall not be obligated to engage MiniFAB to conduct R&D Services. Without limiting the foregoing, if MiniFAB rejects (or is deemed to have rejected) the Development Request for the Second Product, then despite clause 5.2(2), OcuSense may engage another service provider to provide R&D Services in respect of that Development Request. OcuSense shall have no obligation to offer to MiniFAB any further opportunity, or to engage MiniFAB, to perform any R&D Services except as expressly set forth under clause 5.2(2).

5.3	Development Order

(1)	If MiniFAB accepts a Development Request, then:

(a)	MiniFAB will provide OcuSense with a revised draft project plan. including proposed milestones and payment milestones; and

(b)	the parties must meet within 20 Business Days of the acceptance to meet and discuss the Development Request with the intent to finalise a Development Order.

(2)	The parties will act reasonably in negotiating the terms of the Development Order.

(3)	To avoid doubt, neither party is bound by a Development Request, a Development Order or any obligations to develop a New Product until the relevant Development Order is signed by both parties.

5.4	Provision of R&D Services

(1)
MiniFAB will provide the R&D Services in accordance with the relevant Development Order in a diligent and ethical manner, with due care and skill and to a high professional standard, in accordance with this Agreement, and all applicable Regulatory Requirements.

(2)
MiniFAB will use Commercially Reasonable Efforts to meet any milestones agreed in the relevant Development Order. Each Development Order may specify the agreed-upon remedies that shall apply for any failure by MiniFAB to meet such milestones, or otherwise fail to perform the R&D Services in accordance with clause 5.4(1).

5.5	Responsibilities of each party

(1)	MiniFAB is responsible for and will bear the costs and expenses associated with:

(a)	the provision of the R&D Services in accordance with the relevant Development Order (Development Expenses); and

(b)	the construction and acquisition of any plant and equipment and other related capital expenditures relating to the R&D Services.

(2)
OcuSense will develop, validate and finalise the Requirement Definitions and the Specifications of the New Product in consultation with MiniFAB. MiniFAB will assist OcuSense in accordance with the R&D Services.

(3)
OcuSense is solely responsible for and will bear all costs and expenses associated with all activities relating to the research and development of the New Product that are not expressly included as part of R&D Services or that are expressly excluded from the R&D Services.

5.6	Ownership of Requirement Definitions and Specifications

The Requirement Definitions and the Specifications of any Product and all Intellectual Property rights relating to any Product, the Requirement Definitions and the Specifications therefor are and will remain to be owned solely by OcuSense. MiniFAB hereby assigns all Intellectual Property subsisting in the foregoing to OcuSense.

5.7	Payment for R&D Services

OcuSense will pay MiniFAB for the provision of the R&D Services in accordance with payment milestones specified in. the relevant Development Order.

5.8	Other matters relating to Development Order

Prior to the Successful Completion of a New Product, the parties will meet and negotiate (acting reasonably) the following items relating to the New Product:

(1)	the Price for the New Product (provided that the Price for the Second Product is set in accordance with clause 4.1(2));

(2)	the percentage applicable to calculating the amount payable under clause 3.3(8)(c)

(3)	the Minimum Orders requirement for the New Product, if any (provided that the Minimum Order for the Second Product is set in accordance with clause 3.3(7)(c)); and

(4)	the Annual Production Capacity for the New Product.

5.9	Prototype Acceptance Testing

(1)	If required under the relevant Development Order, the parties will conduct acceptance testing of the New Product in accordance with this clause 5.9.

(2)
Promptly upon completion of the development of the New Product, MiniFAB shall manufacture and supply to OcuSense a reasonable number of prototype units for the purposes of OcuSense's testing and evaluation, together with such documentation (including without limitation the QA test report), materials and equipment reasonably necessary for OcuSense to perform testing and evaluation of the prototype. It is understood that the mutually agreed Development Order may provide for the supply and testing of multiple sets of prototype units for the New Product at different stages of development (such as, for example, alpha prototypes and beta prototypes).

(3)
OcuSense may reject the prototype of the New Product only if it does not conform to the Requirement Definitions. OcuSense must accept the prototype of the New Product if it conforms to the Requirement Definitions.

(4)
If OcuSense rejects the prototype then OcuSense must notify MiniFAB of the reasons for such rejection and MiniFAB will have thirty (30) days to cure such defect or non-conformance or dispute Ocusense's rejection pursuant to the dispute resolution process under clause 19. OcuSense may require MiniFAB to resubmit revised prototype units to OcuSense for testing and evaluation until the prototype fully conforms to the Requirement Definitions of the Product.

(5)	Upon OcuSense's acceptance of the New Product (“Acceptance”), OcuSense shall promptly inform MiniFAB in writing.

5.10	Successful Completion

Successful Completion in relation to a New Product means:

(1)	if the relevant Development Order provides a definition - the meaning ascribed to that term in the Development Order; or

(2)	the Acceptance of a New Product by OcuSense, as such term is defined in clause 5.9.

5.11	Discontinuance - Unable to finalise Requirement Definitions

If the parties are unable to finalise the Requirement Definitions for the New Products by the deadline specified in the relevant Development Order (or after a reasonable time if no such deadline is specified), then either party may discontinue the relevant Development Order by notifying the other party in writing, in which case OcuSense will be solely responsible for all Development Expenses incurred up to that point in time and any other unavoidable costs reasonably incurred by MiniFAB in connection with the discontinuance.

5.12	Discontinuance - OcuSense

OcuSense may discontinue the development of any New Product at any time upon written notice, in which case MiniFAB will invoice, and OcuSense must pay, all outstanding amounts that are payable in accordance with the payment milestones specified in the Development Order for the R&D Services actually rendered by MiniFAB prior to the termination of the relevant Development Order. It is understood and agreed that any R&D Services with respect to the Second Product and any other New Product will be undertaken in reasonable stages in order to provide OcuSense an opportunity to evaluate the results of the R&D Services in each such stage and to determine whether OcuSense, in its discretion, wishes to cease development of the Second Product or other New Product. In the event that OcuSense unilaterally discontinues development of the Second Product and terminates the corresponding R&D Services (other than as a result of MiniFAB's inability or unwillingness to conduct such R&D Services, or as set forth in clause 15.2) prior to MiniFAB's shipment of beta prototypes, then OcuSense agrees that it will provide an opportunity for MiniFAB to provide the R&D Services with respect to development of its next subsequent New Product (excluding any New Products then already under contract for development by third parties) as set forth in clause 5.2(2), subject to the terms of clause 5.2(4).

6.	OcuSense Licence

6.1	Limited licence

(1)
Subject to the terms and conditions of this Agreement, OcuSense grants to MiniFAB during the Term a limited, royalty free, non-exclusive licence (without the right to sublicense) under any Intellectual Property, know-how and technical information owned (or licensed with the right to sublicense) by OcuSense relating to the development or manufacture of the Products (OcuSense IP) to use OcuSense IP to perform MiniFAB's obligations under this Agreement (OcuSense Licence).

(2)	MiniFAB may only use OcuSense IP to the extent necessary or desirable to develop and manufacture the Products and New Products or otherwise necessary for the purposes of this Agreement.

6.2	Provision of OcuSense IP materials

OcuSense will provide or otherwise make available all information and materials relating to the OcuSense IP known to or possessed by OcuSense that are reasonably necessary to enable MiniFAB to perform its obligations under this Agreement.

6.3	Ownership of OcuSense IP and Improvements to OcuSense IP

All OcuSense IP, and all improvements to OcuSense IP, including any modifications and developments made thereto by MiniFAB shall be the sole property of OcuSense and MiniFAB hereby assigns to OcuSense its entire right, title and interest therein. Such improvements, modifications and developments will be included in OcuSense IP and covered by the OcuSense Licence. All injection moulds directed to the Products, and all rights in and to such injection moulds, shall be owned by OcuSense and part of the OcuSense IP. MiniFAB will cooperate with OcuSense in good faith to assist OcuSense in such manner as OcuSense may reasonably request if such moulds are required to be duplicated, but may otherwise retain them whilst MiniFAB has an obligation to continue to manufacture the relevant Product. All OcuSense IP shall be treated by MiniFAB as Confidential Information of OcuSense. MiniFAB shall promptly disclose to OcuSense all improvements, modifications and developments to OcuSense IP made or conceived by or on behalf of MiniFAB, and provide OcuSense with copies of all information available to MiniFAB regarding such improvements, modifications and developments. To the extent any of the rights that the parties intend to be assigned by MiniFAB to OcuSense (as set forth in clause 5.6 and this clause 6.3) cannot be assigned by MiniFAB to OcuSense, MiniFAB hereby grants to OcuSense an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to practice such non-assignable rights, title and interest. To the extent any of such rights can be neither assigned nor licensed by MiniFAB to OcuSense, MiniFAB hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against OcuSense or any of OcuSense's licensees or successors in interest to such non-assignable and non-licensable rights.

6.4	IP Warranties and indemnity

(1)	OcuSense warrants that OcuSense has the right and authority to grant MiniFAB the OcuSense Licence.

(2)
OcuSense shall indemnify and at all times holds harmless MiniFAB against any Losses resulting from a third person's claim against MiniFAB alleging that the use of OcuSense IP by MiniFAB constitutes an infringement of any Intellectual Property of that third person; provided, however, that OcuSense shall not be obligated to indemnify MiniFAB, and MiniFAB shall indemnify and at all times hold harmless OcuSense against any such Losses (i.e., Loses arising from third party claims of infringement), to the extent the alleged infringement results from any modifications and developments made to OcuSense IP by MiniFAB other than in accordance with instructions contained in any Specifications.

6.5	Termination of licence

The OcuSense Licence terminates automatically upon the termination or expiry of this Agreement for any reason.

6.6	Infringement and protection of OcuSense IP

OcuSense is solely responsible for the protection, defence and maintenance of the OcuSense IP. However, MiniFAB will promptly notify OcuSense if MiniFAB is aware of any infringement of the OcuSense IP by any third person.

7.	Obligations of MiniFAB

7.1	Cooperation with OcuSense

MiniFAB will (a) provide OcuSense with analytical and manufacturing documentation, internal progress reports, regulatory compliance files and quality assurance files, and other relevant information as requested by OcuSense regarding quality control for the Products supplied under this Agreement, (b) reasonably cooperate with OcuSense in responding to all requests for information from customers and the relevant Regulatory Authorities having jurisdiction to make such requests, and (c) on a quarterly basis, prepare and submit to OcuSense a production capacity development plan addressing MiniFAB's efforts to increase production capacity to meet OcuSense's forecasts, and participate in a review thereof with OcuSense. OcuSense must bear any reasonable pre-approved out-of-pocket costs incurred by MiniFAB pursuant to this clause 7.1. If OcuSense refuses to pre-approve any such reasonable costs described in the preceding sentence on request by MiniFAB, then MiniFAB is released from its obligations under this clause 7.1 in respect of the obligations that are subject of, and to the extent subject of, those costs that OcuSense refused to pre-approve.

7.2	Regulatory licences

MiniFAB must at its own cost obtain and comply with all necessary licences, consents, permits and regulations which may from time to time be required by the relevant Regulatory Authorities in Australia to carry out its development and manufacturing services under this Agreement. Without limiting the generality of the foregoing, prior to commencing the manufacture of the First Product, MiniFAB shall be certified to meet ISO 13485 for manufacturing. OcuSense is responsible for obtaining all Registrations and approvals for the export of the Products from Australia or supply of the Products anywhere in the world.

7.3	Batch records

Without limiting the generality of clause 7.1, on a monthly basis, MiniFAB must retain and furnish to OcuSense for analysis by OcuSense's Quality Department:

(1)	samples of each batch of Products manufactured under this Agreement; and

(2)	batch production and quality control records,

to the extent required by the Specifications and all applicable Regulatory Requirements.

7.4	Facility Audits

OcuSense shall have the right, during normal business hours and upon reasonable notice, to audit MiniFAB's facility at which the Products are manufactured for compliance with the Specifications, the Regulatory Requirements, and the terms and conditions of this Agreement. MiniFAB shall give OcuSense prior written notice (whenever reasonably feasible) of any Governmental Agency inspection of the MiniFAB facility, and MiniFAB shall permit a representative of OcuSense to be present at such inspection. MiniFAB shall promptly provide to OcuSense copies of all notices, correspondence and other materials delivered to or received from the Governmental Agency regarding such MiniFAB facility or the Products.

8.	Meeting

8.1
During the Term, the parties will endeavour to meet at least every 6 months to discuss and review the state of the relationship between them.  Each party must ensure that at least one of its senior representatives attend each meeting. Any meeting may be teleconferenced.

8.2
Each party will alternate to organise the meeting. The party responsible for organising the meeting must prepare a formal agenda prior to the meeting and organise formal minutes to be taken and distributed to all attendees after the meeting takes place. Each party may provide its suggest agenda items. The compulsory topics for the agenda are as follows:

(1)	review of previous minutes; and

(2)	progress of any development and registration.

9.	Payment and invoicing

9.1	Invoice

(1)	In relation to the supply of Products, MiniFAB will invoice OcuSense on a monthly in arrears basis.

(2)
In relation to the provision of R&D Services, MiniFAB will invoice OcuSense in accordance with the Development Agreement for the First Product and the payment milestone specified in the relevant Development Order for New Products.

9.2	Payment

OcuSense must pay all undisputed invoices within 40 days after receipt of the invoice or, if later, within 40 days after delivery of the relevant Products to the Delivery Point.

9.3	Interest

If OcuSense fails to pay an amount on the due date for any undisputed payment, OcuSense must pay MiniFAB interest at the Default Rate on that amount, calculated and payable monthly, computed from the due date until the amount is paid in full.

10.	Amendments to Specifications

10.1	Compliance with Regulatory Requirements

In the event that OcuSense or MiniFAB becomes aware of any changes or any pending changes in any applicable Regulatory Requirements which could affect the manufacture of a Product, OcuSense or MiniFAB, as applicable must promptly notify the other party in writing of any such change or proposed change and the Specifications of that Product must then, if necessary be amended by mutual written agreement of the parties. Such change will become effective and binding on MiniFAB from a date agreed by the parties. Costs and expenses reasonably incurred by MiniFAB to implement the amendments to the Specifications required under this clause 10.1 may be reflected in the Price of Products as set forth in clause 10.3.

10.2	Voluntary changes

Either party may suggest changes in the Specifications of any of the Products by notifying the other party in writing in reasonable detail of such suggested changes. The parties must negotiate in good faith with a view to agreeing to the same and who will bear the cost of the same. If the parties agree in writing upon the suggested changes, including the lead-time for implementing such changes, the Specifications must be amended accordingly, and any such change will become effective and binding on MiniFAB from a date agreed by the parties. Notwithstanding the foregoing, OcuSense shall not be obligated to agree to any change to Specifications proposed by MiniFAB.

10.3	Cost of amendments to Specifications or changes in Regulatory Requirements

Unless otherwise agreed by the parties, it is understood that the Price of applicable Products will be adjusted up or down by an amount equal to the increase or decrease in MiniFAB's costs (as determined by the parties' mutually agreed cost model, which shall not include amounts allocable to other products or to facilities or equipment not utilized for Products) as a result of changes in Regulatory Requirements and/or changes in the Specifications. Subject to clauses 10.1 and 10.2, OcuSense is responsible for all pre-approved reasonable out-of-pocket costs and expenses incurred by MiniFAB to implement any changes to the Specifications under this clause 10. It is understood and agreed that if OcuSense pays for the purchase of capital equipment under this clause 10.3, then (i) OcuSense shall be the owner of such equipment, (ii) such equipment shall not be used in the manufacture or testing of any products other than Products, and (iii) and the parties shall reasonably cooperate to execute and file such documents as are reasonably required to evidence and protect OcuSense's ownership interest in such equipment. In the event MiniFAB proposes an upward adjustment in the Price of any Product under this clause 10.3, OcuSense shall have the right, at its sole cost, to designate an independent accounting firm reasonably acceptable to MiniFAB to audit MiniFAB's books and records to verify the amount of the cost increase claimed by MiniFAB to determine the rights of the parties as described above in this clause 10.3.

11.	Registrations, safety and Product liability

11.1	Registrations of Products

OcuSense is responsible for the sales, marketing and distribution of the Products, and is also responsible for:

(1)	obtaining all necessary Registrations for the Products; and

(2)	maintaining records of all sales of Product sufficient to adequately administer a recall, market withdrawal or correction for such period as is required under applicable regulations.

MiniFAB agrees to maintain all applicable records relating to the manufacture of the Products supplied hereunder for a period of 5 years after the Product is supplied hereunder, as more particularly set forth in the Technical Agreement. Thereafter, MiniFAB shall notify OcuSense in writing before destroying any such records and, if requested by OcuSense, agrees to transfer all such records to OcuSense or its designee at OcuSense's expense.

11.2	Adverse events

OcuSense must promptly disclose to MiniFAB during the Term any information it acquires which relates to the safety of the Product, including, inter alia, all side effects, injury, toxicity or sensitivity reactions including unexpected or increased incidence and severity thereof. All such information will be treated as Confidential Information of OcuSense.

11.3	Notification of defects

In the event that MiniFAB becomes aware of any defect in the Product it will immediately notify OcuSense in writing and provide it with a full disclosure of the defect or non-compliance.

11.4	Recalls

(1)	The parties each must notify the other promptly and in writing if any Product is requested or required to be the subject of a recall, market withdrawal or correction (Recall).

(2)
OcuSense is solely responsible for the handling and disposition of any Recall and will assume all regulatory responsibility for such matters, including responsibility for all communications with the relevant Governmental Agencies. MiniFAB shall diligently cooperate with OcuSense in the administration of any recall.

(3)
If a Recall is due to a non compliance with the Specifications or the Regulatory Requirements of the Product that is caused by the fault MiniFAB then MiniFAB will bear the reasonable cost of the Recall. In all other cases OcuSense is solely responsible for the cost of the Recall.

12.	Insurance

12.1	Required Insurance from MiniFAB

MiniFAB must take out prior to the Cut-Off Date, and thereafter maintain during the Term:

(1)	all insurances required by law, including workers compensation insurance in accordance with relevant law; and

(2)	public liability insurance for an amount of not less than A$5 Million per claim and in the aggregate.

12.2	Required Insurance from OcuSense

OcuSense must take out prior to the Cut-Off Date, and thereafter maintain during the Term:

(1)	all insurances required by law, including workers compensation insurance in accordance with relevant law; and

(2)	product liability insurance for an amount of not less than US$5 Million per claim in the aggregate.

12.3	Evidence of insurance

Each party must, if reasonably requested by the other party, provide the other party with evidence that the each insurance required to be taken out by the party pursuant to this clause 12 exists and is current.

13.	Warranties

13.1	Product warranties

MiniFAB warrants that (a) the Products manufactured by MiniFAB under this Agreement will comply with the Specifications of the Products and shall be free from defects in material and workmanship, and (b) MiniFAB's facility for manufacture of Products shall be maintained and operated in compliance with all applicable Regulatory Requirements, and all Products shall be manufactured, packaged, labelled, stored, handled, and shipped by MiniFAB in compliance with all applicable Regulatory Requirements and the applicable Technical Agreement.

14.	Third party licensors and contractors; Technology Transfer

14.1	Sub-Contractors

Except with respect to laser ablation and etching and injection molding activities, which activities shall be conducted at MiniFAB's facilities unless otherwise agreed by the parties, MiniFAB may engage sub-contractors to perform MiniFAB's obligations under this Agreement upon express prior written consent of OcuSense, which consent shall not be unreasonably withheld. Without limitation, it is agreed that if OcuSense is not comfortable that a proposed sub-contractor has the requisite capabilities and that such proposed sub-contractor will protect OcuSense's intellectual property rights and that such proposed sub-contractor will comply with the terms and conditions set forth in this Agreement (including assignment of intellectual property), or if such proposed sub-contractor is involved in the manufacture, development or commercialization of products competing with the Products, then it shall be reasonable for OcuSense to withhold approval of such proposed subcontractor. The appointment of sub-contractors shall not affect or diminish MiniFAB's responsibilities and obligations under this Agreement, and MiniFAB shall ensure the compliance of each such subcontractor with the confidentiality obligations and other obligations of MiniFAB set forth in this Agreement. If OcuSense engages a third party to manufacture the Products, it will impose similar restrictions to the foregoing on that third party.

14.2	Cooperation with Sensortec

MiniFAB acknowledges that OcuSense has entered into that certain development and option agreement with Sensortec Limited (“Sensortec”), pursuant to which Sensortec may provide certain services and a license with respect to certain of its technology, in each case pertaining to the manufacture of the Products. MiniFAB agrees that upon request of OcuSense, MiniFAB shall coordinate its activities under this Agreement with Sensortec, as may be necessary or useful for MiniFAB's and Sensortec's performance of their respective obligations to OcuSense regarding the Product. Upon request of MiniFAB, OcuSense shall act as a liaison between MiniFAB and Sensortec to facilitate productive cooperation between them.

14.3	Non exclusive arrangement

Nothing in clause 14.2 prevents either party from contracting with Sensortec independently for purposes unrelated to this Agreement.

14.4	Evaluation and licensing of other third party technology

If the parties agree or MiniFAB recommends (pursuant to the provision of R&D Services) that a particular technology is necessary to manufacture any New Product, then OcuSense will evaluate such recommendation, and if OcuSense determines in its sole discretion that licensing of such technology is desirable, OcuSense will be solely responsible for procuring (at its own cost and expenses) the requisite licences from the owner of that technology for the purposes of including the relevant technology in the New Product.

14.5	Technology Ownership and Licensing; Technology Transfer

(1)
OcuSense shall retain ownership of any pre-existing intellectual property rights in materials and information provided by OcuSense to MiniFAB for use by MiniFAB for the purposes of undertaking activities under this Agreement. MiniFAB shall retain ownership of any pre-existing intellectual property rights in materials, information, tools and methodologies provided by MiniFAB for the purposes of undertaking activities under this Agreement (and any improvements to them, except to the extent that those improvements comprise patented or unpatented intellectual property owned or controlled by OcuSense or that have application in the field of measuring osmolarity or osmolality of, or other characteristic of or any biomarker in, human tear fluid) (collectively, "MiniFAB Background IP") and MiniFAB hereby grants OcuSense a worldwide, non-exclusive, royalty-free license (with the right to grant and authorize sublicenses) to make, have made, use, offer for sale, sell and otherwise exploit MiniFAB Background IP as may be required to make, have made, use, offer for sale, sell and otherwise exploit Licensed Products or incorporated into processes or procedures for manufacturing or testing Licensed Products. As used herein, "Licensed Product" means any article, item, product, equipment, process, data, report or other deliverable designed or developed in whole or part for OcuSense by MiniFAB under the Development Agreement or this Agreement, whether or not such development or design is completed or successfully meets intended criteria, including without limitation the First Product, Second Product and any other New Products developed in whole or part under the Development Agreement or in R&D Services performed by MiniFAB under this Agreement.

(2)
Subject to clause 14.5(1) and the requirement for OcuSense to pay MiniFAB all outstanding fees and charges due to MiniFAB, MiniFAB agrees to assign and hereby assigns to OcuSense all right, title and interest in and to any trade dress, trademarks and design registrations or design patents, and any inventions, whether patentable or not, and any other discoveries, trade secrets or know-how which:

(a)	are embodied in a Licensed Product; and

(b)	were made, developed, conceived or first reduced to practice by or for MiniFAB as a direct result of MiniFAB undertaking activities under the Development Agreement or this Agreement along with all patents, copyrights, and any other intellectual property rights therein, including the right to apply for and maintain the rights described in this clause 14.5(2) in all countries worldwide (such rights comprising the 'Project IP') and MiniFAB will (at the OcuSense's request and cost) do those things that may be reasonably necessary to effect the registration of such intellectual property. OcuSense must provide to MiniFAB full details (including copies of all relevant documentation) of any application for registration (whether as a registered patent, a registered design or otherwise) of the Project IP or any part of it.

(3)	At any time during the term of this Agreement, or in the event of any termination of this Agreement, OcuSense shall have the right to require MiniFAB:

(a)
to provide all reasonable assistance as requested by OcuSense, including without limitation transfer of technology, materials, information and documentation, to enable OcuSense to manufacture the Products internally or to secure the production and supply of the Products by a third party contractor (whether or not all or part of such technology, materials, information and documentation falls within the MiniFAB Background IP owned by MiniFAB); and

(b)	to provide OcuSense with the consultancy services of all key engineering personnel of MiniFAB to effect or support such transfer of technology and/or the license to MiniFAB Background IP.

OcuSense shall pay MiniFAB for the time spent by MiniFAB's key personnel in conducting such technology transfer activities as may be requested by OcuSense, at MiniFAB's reasonable and customary rates for similar consultancy, and shall reimburse MiniFAB's out-of-pocket expenses incurred in conducting such technology transfer.

(4)
All MiniFAB Background IP shall be treated by OcuSense and its sublicensees  and their third party manufacturers as Confidential Information of MiniFAB;  provided, however, that (i) OcuSense may disclose the MiniFAB Background  IP to actual and potential investors, sublicensees, advisors and/or contract  manufacturers of Licensed Products, in each case under reasonable and  customary terms of confidentiality; and (ii) OcuSense and its sublicensees and  contract manufacturers may disclose such information as is reasonably  necessary in seeking regulatory approvals in connection with the manufacture,  clinical development, use or commercialization of Licensed Products. For clarity, this clause 14.5(4) shall not be construed to prevent the use of MiniFAB Background IP in under authority of the license set forth in clause 14.5(1) above.

(5)	This clause 14.5 will survive termination of this Agreement.

15.	Term, breach and termination

15.1	Term

(1)	This Agreement commences on the Commencement Date and continues for an initial period of ten (10) years after the Commencement Date.

(2)
This Agreement shall automatically renew for additional terms of three (3) years each, unless either party provides the other party with a written notice of non-renewal at least 180 days prior to the scheduled expiration of the then current term.

15.2	Termination for cause

Notwithstanding clause 15.1, either party may terminate this Agreement effective immediately upon the giving of written notice to the other party (Defaulting Party) if:

(1)	the Defaulting Party commits a material breach of this Agreement and fails to correct the breach within 30 days after written notice to do so;

(2)	the Defaulting Party fails to carry out any material provision of this Agreement and the failure is not capable of remedy; and/or

(3)	an Insolvency Event occurs in relation to the Defaulting Party.

In the event that OcuSense is entitled to terminate this Agreement under clause 15.2(1) or 15.2(2) above and the applicable default or breach relates to the R&D Services under one or more Development Orders, OcuSense may, in its discretion, elect to terminate such Development Orders without terminating this Agreement with respect to manufacture and supply of Products.

15.3	Effect of termination

(1)
Upon termination or expiry of this Agreement for any reason other than for material breach by MiniFAB or due to an Insolvency Event in relation to OcuSense, MiniFAB will complete the delivery of all outstanding Purchase Orders.

(2)
Upon termination of this Agreement for material breach by MiniFAB, OcuSense may elect to cause MiniFAB to complete the delivery of all outstanding Purchase Orders or to cancel any or all outstanding Purchase Orders (in whole or in part).

(3)	Upon termination or expiry of this Agreement for any reason

(a)	OcuSense must pay all outstanding undisputed invoices for allcompleted Purchase Orders;

(b)	all Development Orders are deemed to be discontinued and:

(i)	if this Agreement is terminated under clause 15.2 and MiniFAB is the Defaulting Party, then MiniFAB will be responsible for all Development Expenses incurred; and

(ii)
if this Agreement is terminated for any other reason, then OcuSense must pay MiniFAB all Development Expenses incurred and any other unavoidable costs incurred by MiniFAB in connection with the termination, as set forth in clause 5.12; and

(c)	each party must immediately return the Confidential Information of the other party to the other party.

(4)	Except as provided in clause 15.4, termination is without prejudice to the rights of either party for any prior breach.

15.4	Termination Fee

(1)
If this Agreement is terminated for any reason, other than where MiniFAB is the Defaulting Party, and the Minimum Orders requirements set forth in clause 3.3(7) have not been satisfied on or before the effective date of termination (other than as a result of the inability or failure of MiniFAB to timely supply conforming Products in quantities ordered by OcuSense), then OcuSense shall be deemed to have failed to meet the Minimum Orders requirement, and shall pay MiniFAB the amounts specified in clause 3.3(8) (Termination Fee); provided, however, the Termination Fee shall not include any amounts with respect to Minimum Orders requirements for Second Products as set forth in clause 3.3(7)(c) and 3.3(8)(c) unless such termination is effective after the date MiniFAB notifies OcuSense pursuant to clause 3.2(2) that MiniFAB has put in place the necessary plant and equipment to manufacture the Second Product to meet the Minimum Orders of that Product.

(2)
The parties acknowledge and agree that (i) the Termination Fee is a genuine pre-estimate of the anticipated loss or damage which would be suffered by MiniFAB as a result of the early termination of this Agreement, (ii) the agreed upon Termination Fee shall be in lieu of any actual or alleged damages, losses or harm to MiniFAB resulting from such Termination and/or from any failure of OcuSense to order or purchase Products from MiniFAB under this Agreement (Termination Losses), and (iii) MiniFAB waives its right to seek recovery or reimbursement of all Termination Losses other than the Termination Fee.

15.5	Survival

All clauses that by their nature survive expiration or termination of this Agreement will remain in force. For the avoidance of doubt, clauses 1, 5.6, 6.3, 6.4(2), 11.1, 11.4, 13, 14.5, 15, 16, 17, 18, 19, 21 and 22 survive termination.

16.	Liability and indemnity

16.1	Indemnity by OcuSense

OcuSense shall indemnify MiniFAB and its Representatives against all Lossesincurred by them as result of claims by third persons against MiniFAB arising directly or indirectly as a result of:

(1)	any grossly negligent, unlawful, fraudulent or wilful misconduct committed byOcuSense or its Representatives in the performance of this Agreement;

(2)	the marketing, promotion, sale or supply of the Product by OcuSense; or

(3)	OcuSense's failure to obtain, maintain or comply in any respect with any Registrations,

except, in each case, to the extent Losses result from any event described in clause 16.2.

16.2	Indemnity by MiniFAB

MiniFAB shall indemnify OcuSense and its Representatives against all Losses incurred by them as a result of claims by third persons against OcuSense arising directly or indirectly, to the extent resulting from:

(1)	any grossly negligent, unlawful, fraudulent or wilful misconduct committed by MiniFAB or its Representatives in the performance of this Agreement;

(2)	any manufacturing defect in any Product supplied by MiniFAB to OcuSense, or any failure of any such Product to conform to the Specifications or the Regulatory Requirements therefor; or

(3)	MiniFAB's failure to obtain and maintain all necessary governmental permits for the development and manufacture of Products hereunder.

16.3	General provisions applicable to indemnities

A party (the "Indemnitee") that intends to claim indemnification under this clause 16 shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to assume and control the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel to participate in the defense, subject to Indemnitor's right to control the defense. The indemnity obligations under this clause 16 shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any relevant claim, or the commencement of any such action or other proceeding shall not relieve such Indemnitor of all liability to the Indemnitee under this clause 16 with respect thereto, but if such failure is prejudicial to the Indemnitor's ability to defend such claim, and if such prejudice results in Losses that otherwise would likely have been avoided or reduced if timely notice had been given, then the Indemnitor shall be relieved of said part of the Losses. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed (it being understood that no consent by the Indemnitee is required for the Indemnitor to obtain a full release of all claims by a third person against an Indemnitee in exchange solely for the payment of a settlement amount by Indemnitor). The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim covered by this clause 16. The indemnities contained in this clause 16 do not negate the obligation of the party having the benefit of such indemnity to mitigate its losses; and are continuing obligations on each party, separate and independent of any other obligation.

16.4	No consequential damages

Except for any liability under clause 18 or the indemnity provided under clauses 16.1 or 16.2, to the extent permitted by law, neither party will be liable to the other party in any circumstances for any special, incidental, punitive, exemplary, consequential or any other indirect loss or damage, or in any event for any loss of revenue, loss of production, loss of profit or loss of data.

17.	Goods and services tax

17.1	In this clause 17:

(1)	GST means GST as defined in A New Tax System (Goods and Services Tax) Act 1999 as amended (GST Act) or any replacement or other relevant legislation and regulations;

(2)
words or expressions used in this clause which have a particular meaning in the GST law (as defined in the GST Act, and also including any applicable legislative determinations and Australian Taxation Office public rulings) have the same meaning, unless the context otherwise requires;

(3)	any reference to GST payable by a party includes any corresponding GST payable by the representative member of any GST group of which that party is a member;

(4)	any reference to an input tax credit entitlement by a party includes any corresponding input tax credit entitlement by the representative member of any GST group of which that party is a member; and

(5)
if the GST law treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply is attributable, such part of the supply is to be treated as a separate supply.

17.2	Unless GST is expressly included, the consideration to be paid or provided under any other clause of this Agreement for any supply made under or in connection with this Agreement does not include GST.

17.3
To the extent that any supply made under or in connection with this Agreement is a taxable supply, the GST exclusive consideration otherwise to be paid or provided for that taxable supply is increased by the amount of any GST payable in respect of that taxable supply and that amount must be paid at the same time and in the same manner as the GST exclusive consideration is otherwise to be paid or provided. A party's right to payment under this clause is subject to a valid tax invoice being delivered to the recipient of the taxable supply.

17.4
To the extent that one party is required to reimburse or indemnify another party for aloss, cost or expense incurred by that other party, that loss, cost or expense does notinclude any amount in respect of GST for which that other party is entitled to claim aninput tax credit.

18.	Confidentiality

18.1	Prohibited acts

Neither party may, without the other party's prior written consent, copy or disclose or cause to be copied or disclosed any Confidential Information of the other party other than to the extent that such Confidential Information must be disclosed:

(1)
to the party's sub-contractors, employees, legal advisers, auditors, investors or other consultants in order for this Agreement to be performed, provided that the recipients of the information undertake in writing to the party to keep that information strictly confidential; or

(2)	to Regulatory Authorities as required to obtain or maintain any regulatory approvals.

18.2	Permitted uses

Each party may only make use of Confidential Information of the other party to the extent necessary to enable the party to perform its obligations or exercise its rights under this Agreement.

18.3	Excluded information

For the purposes of this clause, Confidential Information does not include any information which the receiving party can establish:

(1)	was in the public domain when it was disclosed to the receiving party;

(2)	becomes, after being disclosed to the receiving party, part of the public domain, except through disclosure contrary to this Agreement;

(3)	was already in the receiving party's possession when it was disclosed to the receiving party and was not otherwise acquired from the other party directly or indirectly; or

(4)	was lawfully disclosed to the receiving party by a third party having the unrestricted legal right to disclose that information without requiring the maintenance of confidentiality.

Prior to making a disclosure of information which the receiving party alleges is no longer or never was Confidential Information by virtue of falling within one of the above exceptions, the receiving party must give to the other party 10 Business Days notice of the proposed disclosure and the reasons for the exception applying.

18.4	Compulsory disclosures

The obligations of confidentiality in this clause do not apply to a receiving party where the receiving party is required under the lawful compulsion of any court, tribunal, authority or regulatory body to disclose any Confidential Information of the other party. Provided that before a party discloses any Confidential Information pursuant to the foregoing it must provide the other party with reasonable notice to enable it to seek a protective court order or other remedy in respect of the Confidential Information, and it must provide the other party with all assistance and co operation which the other party considers necessary to obtain such protective court order or other remedy.

18.5	Protection of information

Each party must notify the other party in writing immediately upon the discovery of any apparent unauthorised use or disclosure of any Confidential Information and take all reasonable steps to enforce the confidentiality obligations imposed or required to be imposed by this clause 18 including diligently prosecuting at its cost any breach or threatened breach of any such confidentiality obligations by any person to whom it has disclosed or allowed access to the Confidential Information or at the other party's option making all reasonable efforts to assist the other party to help regain possession of the Confidential Information and prevent any further unauthorised disclosure or use.

18.6	Confidentiality of agreement

The parties must maintain absolute confidentiality concerning the existence and subject matter of this Agreement and no public announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this Agreement may be made or authorised by a party without the prior written approval of the other party except that the following disclosures may be made in relation to this Agreement:

(1)
by either party to its sub-contractors, employees, auditors, consultants, professional advisers, bankers, financial advisers, financiers, investors and potential investors upon those persons undertaking to keep confidential any information so disclosed; or

(2)	to comply with any applicable law or requirement of any Governmental Agency or of any public stock exchange on which shares of the disclosing party are listed.

18.7	Return of Confidential Information

Each party agrees that on termination or expiration of this Agreement it will deliver to that other party any and all materials containing or embodying that other party's Confidential Information and any copies thereof; provided that each party shall be entitled to retain one (1) copy of the other party's Confidential Information, to be kept at such party's legal files for use solely for the purpose of ensuring continued compliance with the terms of this Agreement.

19.	Disputes

19.1	Attempt to Settle

If a dispute arises between the parties in connection with this Agreement then the parties must use all reasonable endeavours acting in good faith to settle the dispute as soon as practicable.

19.2	Limitations on Court Proceedings

A party must not commence court proceedings in relation to a dispute arising in connection with this Agreement until it has exhausted the procedures in this clause 19, unless the party seeks urgent interlocutory relief.

19.3	Disputes relating to Product

If the dispute relates to whether or not a particular Product meets the Specifications and the Regulatory Requirements, then the parties must submit the dispute to an independent laboratory, which will act as an expert in determining whether or not the Product meets the Specifications and the Regulatory Requirements; provided, however, that if it is not technically feasible to make such independent laboratory determination in connection with a particular dispute (e.g., if insufficient number of samples of a relevant batch of Products is available), then such dispute shall be determined by arbitration under clause 19.5

19.4	Other disputes

If a dispute does not relate to whether or not a particular Product meets the Specifications and the Regulatory Requirements and the parties are unable in good faith to settle the dispute within 20 Business Days after the dispute arose, then either party may submit the matter to arbitration under clause 19.5.

19.5	Arbitration

(1)
If any dispute arises under, or in connection with, this Agreement and/or any Development Order, or in connection with any breach or alleged breach of this Agreement or any Development Order, and such matter is not resolved pursuant to clause 19.1 or 19.3 or by other agreement of the parties, such matter shall be finally resolved through binding arbitration as set forth in this clause 19.5. Either party may initiate arbitration of such a matter, and the party initiating arbitration of such dispute must give to the other party or parties to the dispute notice specifying the dispute and requiring its resolution under this clause 19.5 (Notice of Dispute). Such Notice of Dispute shall be given in accordance with the arbitration rules specified under this clause 19.5.

(2)	Each such dispute is by this clause 19.5 referred to binding arbitration for final resolution. The arbitration must be conducted in:

(a)	Melbourne, Australia if the Notice of Dispute is given by OcuSense; and

(b)	San Diego California, USA, if the Notice of Dispute is given by MiniFAB.

(3)
If the parties have not agreed upon the arbitrator within 7 days after the Notice of Dispute is given, the arbitrator is the person appointed by the Chair of the Victorian Chapter of the Institute of Arbitrators and Mediators Australia (Principal Appointor) or the Principal Appointor's nominee, acting on the request of any party to the dispute.

(4)	The arbitrator must not be a present or former member, officer, employee or agent of a party to the dispute or a person who has acted as a mediator or advised any party in connection with the dispute.

(5)
The arbitration shall be conducted in accordance with the then-current rules of the International Centre for Dispute Resolution by one (1) arbitrator appointed in accordance with such rules. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute. The arbitrator shall not order or require discovery against either party of a type or scope that is not permitted against the other party. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties, and each party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration. Any arbitration subject to this Article shall be completed within one (1) year from the filing of notice of a request for such arbitration. No punitive damages may be granted by the arbitrator. The arbitration proceedings and the decision shall not be made public without the joint consent of the parties, and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party, except to the extent (and solely to the extent) either party is required to disclose such information by applicable securities or other laws. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement, and either party may apply to any court of competent jurisdiction for appropriate temporary injunctive relief pending resolution of any arbitration proceeding. The arbitrator shall provide a written arbitration award setting forth the arbitrator's findings on material questions of law and of fact, including references to the evidence on which the findings of fact were based. Each party may be represented by a qualified legal practitioner or other representative.

(6)	This clause 19.5 applies even where the Agreement is otherwise void or voidable.

19.6	Continuing Obligations

19.7
Except as specifically provided in this Agreement, the parties must continue to perform their obligations under this Agreement despite the existence of a dispute or any steps being taken under this clause 19.

20.	Force Majeure

20.1	Party not liable

Where a party is required under this Agreement to perform an obligation or do any act or thing by a designated time or date (Obligation), the party is not liable for any delay in performing or for failure to perform an Obligation where the delay or failure arises from Force Majeure and that party has complied with this clause.

20.2	Notice of Force Majeure

A party who claims Force Majeure must:

(1)	give the other party prompt notice of the Force Majeure with reasonably full particulars and an estimate of the extent and duration of its delay in performance, or inability to perform; and

(2)	use all possible diligence to resume normal performance of the delayed obligations as quickly as possible.

20.3	Termination in case of Force Majeure

If the delay continues beyond 30 days after the notice given under clause 20.2, the parties must meet to discuss in good faith a mutually satisfactory resolution of the problem and, if unable to achieve such a resolution within a further 60 days, either party may elect to terminate this Agreement by 30 days prior written notice to the other.

21.	Notices

21.1	A notice or other communication connected with this Agreement (Notice) has no legal effect unless it is in writing.

21.2	In addition to any other method of service provided by law, the Notice may be:

(1)	sent by prepaid post to the address of the addressee set out in this Agreement or subsequently notified;

(2)	sent by facsimile to the facsimile number of the addressee;

(3)	sent via email to the email address of the addressee; or

(4)	delivered at the address of the addressee set out in this Agreement or subsequently notified.

21.3	If the Notice is sent or delivered in a manner provided by clause 21.2, it must be treated as given to and received by the party to which it is addressed:

(1)	if sent by facsimile or email, on the next Business Day at the place of receipt, unless a transmission failure notice is received by the sender; or

(2)	if sent by post or otherwise, upon receipt by the addressee.

21.4	Despite clause 21.3(1):

(1)	a facsimile is not treated as given or received unless at the end of the transmission the sender's facsimile machine issues a report confirming the transmission of the number of pages in the Notice;

(2)
a facsimile is not treated as given or received if it is not received in full and in legible form and the addressee notifies the sender of that fact by the close of the Business Day on which it would otherwise be treated as given and received.

22.	General

22.1	Further assurance

Each party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Agreement, to the extent commercially reasonable to do so.

22.2	Entire understanding

This Agreement is the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement and supersedes any prior agreement or understanding on anything connected with that subject matter. Notwithstanding the foregoing, the Development Agreement continues to govern the development of the First Product; provided, however, that in the event of a conflict between any provision of the Development Agreement and any provision of this Agreement, the relevant provision of this Agreement shall govern.

22.3	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the parties.

22.4	Waiver

A party's failure or delay to exercise a power or right does not operate as a waiver of that power or right. The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right. A waiver is not effective unless it is in writing. Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

22.5	Costs and outlays

Each party must pay its own costs and outlays connected with the negotiation, preparation and execution of this Agreement.

22.6	Governing law and jurisdiction

This Agreement shall be governed and construed in accordance with the laws of England, United Kingdom.

[Signature page follows]

Executed as an agreement.

Executed by MiniFAB (Aust) Pty Ltd
ACN 100 768 474 in accordance with
section 127 of the Corporations Act
2001:

/s/ Michael Wilkinson	/s/ Erol Harvey
Director/company secretary	Director

Michael Wilkinson	Erol Harvey
Name of director/company secretary	Name of director
(BLOCK LETTERS)	(BLOCK LETTERS)

Signed for and on behalf of
OcuSense, Inc. by its authorised
representative in the presence of:

/s/ Stephen Zmina	/s/ Eric Donsky
Signature of witness	Signature of authorised representative

Stephen Zmina	ERIC DONSKY, CEO
Name of witness	Name of authorised representative
(BLOCK LETTERS)	(BLOCK LETTERS)

Address of witness

12707 High Bluff Dr. #200
San Diego, CA 92130
U.S.A.

***Schedule 1 in its entirety has been omitted pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

Schedule 2
Form of Development Order

Development Order made between MiniFAB and OcuSense pursuant to the Manufacturing and Development Agreement dated ###

Date of Development Order

1.	Description of New Product
###

2.	Draft New Product Development Requirements
#Insert draft#

3.	Estimated Development Expenses
###

4.	Project Plan
#Please insert a project plan for carrying out the development.#

5.	Development Milestones and Payments (if not included in the Project Plan)
#Each payment milestone should specify the amount payable and when it is payable. Other payment terms (if any) should be specified.#

6.	Successful Completion
#Please insert criteria for Successful Completion. If this is left blank, then the default provisions in clause 5.10 will apply.#

7.	Other terms
#Insert any other applicable terms relevant to the development of the new product.#

MiniFAB and OcuSense agree that MiniFAB will provide the R&D Services pursuant to the Manufacturing and Development Agreement between the parties to develop the New Product as detailed in this Development Order.

Signed for and on behalf of MiniFAB

Signed for and on behalf of OcuSense

***Annexures A and B in their entirety have been omitted pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission.